Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-117697 on Form S-3 and in Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282, 333-121283 and 333-144525 on Form S-8 of our report dated February 26, 2008 (December 19, 2008 as to the effects of the restatement discussed in Notes 1 and 17) relating to the consolidated financial statements of Community Health Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the to the adoption of a new accounting principle in 2006), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of Community Health Systems, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
December 19, 2008